Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2008

Newport, Rhode Island, April 25, 2008. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced first quarter earnings for 2008.   For the quarter ended March 31, 2008, the Company reported net income of $74,000, or $.02 per share (basic and diluted), compared to $259,000, or $.06 per share (basic and diluted), for the quarter ended March 31, 2007.

During the first three months of 2008, the Company’s assets increased by $22.4 million, or 6.2%, to $383.6 million.  The asset growth was concentrated in net loans, which increased by $10.3 million, or 3.5%, and short-term investments, which increased by $9.9 million.  The asset growth was funded by a $10.0 million, or 9.5%, increase in Federal Home Loan Bank borrowings and a $13.7 million, or 7.1%, increase in deposit balances.  The loan portfolio growth was primarily concentrated in commercial real estate mortgages (an increase of $6.1 million or 8.0%) and residential mortgages (an increase of $5.1 million or 2.8%).

Deposit growth was focused in NOW/Demand accounts (an increase of $10.1 million or 17.1%), money market accounts (an increase of $2.7 million or 9.4%) and time deposit accounts (an increase of $1.6 million or 2.0%).  The increase in these accounts was partially offset by a decrease in savings accounts (a decrease of $717,000 or 2.8%).  Emphasis on promoting a new high-interest earning rewards checking account is responsible for most of the increase in the NOW/Demand deposit category.

Total stockholders’ equity at March 31, 2008 was $58.3 million compared to $59.0 million at December 31, 2007.  The decrease was primarily attributable to share buybacks under the Company’s stock repurchase plan, offset by net income and stock-based compensation credits.

Net interest income increased to $2.7 million for the quarter ended March 31, 2008 from $2.4 million for the quarter ended March 31, 2007, an increase of 12.2%.   The increase in net interest income is primarily due to the increase in interest earned on loans and securities, due to an increase in average interest-earning assets, partially offset by increased expense from borrowings used to fund the asset growth.   The yield on interest-earning assets for the first three months of 2008 was 6.07%, compared to 6.14% for the first three months of 2007.  The cost of interest-bearing liabilities increased to 3.40% for the quarter ended March 31, 2008 from 3.27% for the quarter ended March 31, 2007.  The Company’s first quarter net interest margin decreased to 3.32% from 3.72% in 2007, a decrease of 40 basis points.

Non-performing assets as a percentage of total assets was 0.24% at March 31, 2008 and 0.25% at December 31, 2007.   The loan loss provision for the three months ended March 31, 2008 was $111,000 compared to $113,000 for the three months ended March 31, 2007.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  Asset quality continues to remain strong.

For the three months ended March 31, 2008, non-interest income totaled $559,000, an increase of $4,000, or 0.7%, compared to the three months ended March 31, 2007.   The slight increase in non-interest income is due to the higher income earned on bank-owned life insurance, partially offset by a decrease in income earned on checking accounts.

Total non-interest expenses increased to $3.1 million for the quarter ended March 31, 2008 from $2.6 million for the quarter ended March 31, 2007, an increase of 20.6%.  The increase between periods is attributable to the $567,000 increase in salaries and benefits, partially offset by a $45,000 decrease in marketing costs.   The increase in salaries and benefits is due to $520,000 of stock-based compensation expense associated with option grants and restricted stock awards recorded in the first quarter of 2008.  Since the equity incentive plan was effective on October 1, 2007, there was no stock-based compensation expense incurred during the first quarter of 2007.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2008	December 31, 2007
	(Unaudited) (Dollar in thousands, except per share data)
Cash and due from banks	$6,244	$6,646
Short-term investments	9,919	59
Cash and cash equivalents	16,163	6,705

Securities available for sale, at fair value	7,038	6,966
Securities held to maturity, at amortized cost	30,144	30,886
Federal Home Loan Bank stock, at cost	4,944	4,163
Loans	305,848	295,483
Allowance for loan losses	(2,503)	(2,399)
Loans, net	303,345	293,084
Premises and equipment, net	8,114	5,849
Accrued interest receivable	1,241	1,269
Net deferred tax asset	2,454	2,313
Bank-owned life insurance	9,610	9,274
Other assets	588	750
Total assets	$383,641	$361,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$206,989	$193,285
Short-term borrowings	-	5,809
Long-term borrowings	115,397	99,547
Accrued expenses and other liabilities	2,935	3,666
Total liabilities	325,321	302,307

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid in capital	50,278	50,023
Retained earnings	17,246	17,234
Unearned compensation (526,861 and 533,365 shares at
March 31, 2008 and December 31, 2007, respectively)	(5,204)	(5,548)
Treasury stock, at cost (314,617 and 213,660 shares at
March 31, 2008 and December 31, 2007, respectively)	(3,889)	(2,655)
Accumulated other comprehensive loss	(160)	(151)
Total stockholders’ equity	58,320	58,952
Total liabilities and stockholders’ equity	$383,641	$361,259

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)
Interest and dividend income:
Loans	$4,632	$4,064
Securities	491	104
Federal Home Loan Bank stock	58	41
Other interest-earning assets	40	12
Total interest and dividend income	5,221	4,221

Interest expense:
Deposits	1,189	1,144
Short-term borrowings	28	123
Long-term borrowings	1,152	398
Total interest expense	2,369	1,665

Net interest income	2,852	2,556
Provision for loan losses	111	113

Net interest income, after provision for loan losses	2,741	2,443

Non-interest income:
Customer service fees	433	437
Bank-owned life insurance	101	95
Miscellaneous	25	23
Total non-interest income	559	555

Non-interest expenses:
Salaries and employee benefits	2,005	1,438
Occupancy and equipment, net	332	313
Data processing	262	268
Professional fees	113	121
Marketing	225	270
Other general and administrative	183	177
Total non-interest expenses	3,120	2,587

Income before income taxes	180	411

Provision for income taxes	106	152

Net income	$74	$259

Weighted-average shares outstanding:
Basic	4,282,128	4,516,339
Diluted	4,282,128	4,516,339

Earnings per share:
Basic	$.02	$.06
Diluted	$.02	$.06